SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

Fidelity Money Market Trust Fidelity Mt. Vernon Street Trust
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

FORM OF EMAIL TEMPLATE

Hello [name],

My name is [name] and I am [title] of [Fidelity group/division]. As you may have seen, most of Fidelity's mutual funds are having shareholder meetings this spring to elect Trustees (the attached proxy statement has more information regarding the proposal(s) to be voted upon). While meetings have been held for many Fidelity mutual funds, Fidelity is having difficulty obtaining sufficient votes for a few of its funds, including its [fund type] mutual funds. The original shareholder meeting for these funds was scheduled for [date] and has been adjourned [# of times] because not enough shareholders voted their shares. The new meeting date is [date]. Without sufficient additional votes, the meeting may be delayed further.

I was given your name by [name], the relationship/client manager here at Fidelity, as someone that may be able to assist us in getting these shares voted for the meeting. In addition to the proxy statement mentioned above, I have attached an electronic ballot, which can be used to vote these shares. Your prompt assistance would be greatly appreciated.

If you have any questions regarding the nature of your account, let me know. If you have any questions about the proxy, please let me know and I will find the right person to assist you with your question(s).

Thanks for your help, and let me know if you have any questions.

[name]

[title]

[phone]